          1   OF   24
                                                                  -----    -----

   SECURITIES AND EXCHANGE COMMISSION
         WASHINGTON, D.C. 20549

SCHEDULE 13G. INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO 13D-1(B) AND AMENDMENTS THERETO FILED PURSUANT TO 13D-2(B)

              SCHEDULE 13G

Under the Securities Exchange Act of 1934
           (Amendment No. )*


                         Jones Medical Industries, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                          (Title of Class of Securities)


                                    480212109
--------------------------------------------------------------------------------
                                  (CUSIP Number)



     Check the following box if a fee is being paid with this statement. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.)
(See Rule 13d-7.)        /  /

     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see Notes).
                                                                     2   OF   24
                                                                  -----    -----
CUSIP No. 480212109
                  13G

(1)  Names of Reporting Persons.
     S.S. or I.R.S. Identification Nos. of Above Persons

          AMVESCAP PLC
          No. S.S. or I.R.S. Identification Number

(2)  Check the Appropriate Box if a Member of a Group (See Instructions)
                        (a)  / /
                        (b)  /X/

(3)  SEC Use Only

(4)  Citizenship or Place of Organization

     England

     Number of Shares         (5)  Sole Voting Power
     Beneficially                  None
     Owned by                 (6)  Shared Voting Power
     Each Reporting                    0
     Person With              (7)  Sole Dispositive Power
                                   None
                              (8)  Shared Dispositive Power
                                       0

(9)  Aggregate Amount Beneficially Owned by Each Reporting Person
         0

(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares
     (See Instructions)       / /

(11) Percent of Class Represented by Amount in Row (9)
         0

(12) Type of Reporting Person (See Instructions)

     H.C.
                                                                     3   OF   24
                                                                  -----    -----
CUSIP No. 480212109
                  13G

(1)  Names of Reporting Persons.
     S.S. or I.R.S. Identification Nos. of Above Persons

          AVZ, Inc.
          No. S.S. or I.R.S. Identification Number

(2)  Check the Appropriate Box if a Member of a Group (See Instructions)
                        (a)  / /
                        (b)  /X/

(3)  SEC Use Only

(4)  Citizenship or Place of Organization

     England

     Number of Shares         (5)  Sole Voting Power
     Beneficially                  None
     Owned by                 (6)  Shared Voting Power
     Each Reporting                    0
     Person With              (7)  Sole Dispositive Power
                                   None
                              (8)  Shared Dispositive Power
                                       0

(9)  Aggregate Amount Beneficially Owned by Each Reporting Person
         0

(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares
     (See Instructions)       / /

(11) Percent of Class Represented by Amount in Row (9)
         0

(12) Type of Reporting Person (See Instructions)

     H.C.
                                                                     4   OF   24
                                                                  -----    -----
CUSIP No. 480212109
                  13G

(1)  Names of Reporting Persons.
     S.S. or I.R.S. Identification Nos. of Above Persons

          A I M Management Group Inc.
          No. S.S. or I.R.S. Identification Number

(2)  Check the Appropriate Box if a Member of a Group (See Instructions)
                        (a)  / /
                        (b)  /X/

(3)  SEC Use Only

(4)  Citizenship or Place of Organization

     England

     Number of Shares         (5)  Sole Voting Power
     Beneficially                  None
     Owned by                 (6)  Shared Voting Power
     Each Reporting                    0
     Person With              (7)  Sole Dispositive Power
                                   None
                              (8)  Shared Dispositive Power
                                       0

(9)  Aggregate Amount Beneficially Owned by Each Reporting Person
         0

(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares
     (See Instructions)       / /

(11) Percent of Class Represented by Amount in Row (9)
         0

(12) Type of Reporting Person (See Instructions)

     H.C

                                                                     5   OF   24
                                                                  -----    -----
CUSIP No. 480212109
                  13G

(1)  Names of Reporting Persons.
     S.S. or I.R.S. Identification Nos. of Above Persons

          AMVESCAP Group Services, Inc.
          No. S.S. or I.R.S. Identification Number

(2)  Check the Appropriate Box if a Member of a Group (See Instructions)
                        (a)  / /
                        (b)  /X/

(3)  SEC Use Only

(4)  Citizenship or Place of Organization

     England

     Number of Shares         (5)  Sole Voting Power
     Beneficially                  None
     Owned by                 (6)  Shared Voting Power
     Each Reporting                    0
     Person With              (7)  Sole Dispositive Power
                                   None
                              (8)  Shared Dispositive Power
                                       0

(9)  Aggregate Amount Beneficially Owned by Each Reporting Person
         0

(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares
     (See Instructions)       / /

(11) Percent of Class Represented by Amount in Row (9)
         0

(12) Type of Reporting Person (See Instructions)

     H.C.
                                                                     6   OF   24
                                                                  -----    -----
CUSIP No. 480212109
                  13G

(1)  Names of Reporting Persons.
     S.S. or I.R.S. Identification Nos. of Above Persons

          INVESCO, Inc.
          No. S.S. or I.R.S. Identification Number

(2)  Check the Appropriate Box if a Member of a Group (See Instructions)
                        (a)  / /
                        (b)  /X/

(3)  SEC Use Only

(4)  Citizenship or Place of Organization

     England

     Number of Shares         (5)  Sole Voting Power
     Beneficially                  None
     Owned by                 (6)  Shared Voting Power
     Each Reporting                    0
     Person With              (7)  Sole Dispositive Power
                                   None
                              (8)  Shared Dispositive Power
                                       0

(9)  Aggregate Amount Beneficially Owned by Each Reporting Person
         0

(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares
     (See Instructions)       / /

(11) Percent of Class Represented by Amount in Row (9)
         0

(12) Type of Reporting Person (See Instructions)

     H.C.
                                                                     7   OF   24
                                                                  -----    -----
CUSIP No. 480212109
                  13G

(1)  Names of Reporting Persons.
     S.S. or I.R.S. Identification Nos. of Above Persons

          INVESCO North American Holdings, Inc.
          No. S.S. or I.R.S. Identification Number

(2)  Check the Appropriate Box if a Member of a Group (See Instructions)
                        (a)  / /
                        (b)  /X/

(3)  SEC Use Only

(4)  Citizenship or Place of Organization

     England

     Number of Shares         (5)  Sole Voting Power
     Beneficially                  None
     Owned by                 (6)  Shared Voting Power
     Each Reporting                    0
     Person With              (7)  Sole Dispositive Power
                                   None
                              (8)  Shared Dispositive Power
                                       0

(9)  Aggregate Amount Beneficially Owned by Each Reporting Person
         0

(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares
     (See Instructions)       / /

(11) Percent of Class Represented by Amount in Row (9)
         0

(12) Type of Reporting Person (See Instructions)

     H.C.
                                                                     8   OF   24
                                                                  -----    -----
CUSIP No. 480212109
                  13G

(1)  Names of Reporting Persons.
     S.S. or I.R.S. Identification Nos. of Above Persons

          INVESCO Capital Management, Inc.
          No. S.S. or I.R.S. Identification Number

(2)  Check the Appropriate Box if a Member of a Group (See Instructions)
                        (a)  / /
                        (b)  /X/

(3)  SEC Use Only

(4)  Citizenship or Place of Organization

     England

     Number of Shares         (5)  Sole Voting Power
     Beneficially                  None
     Owned by                 (6)  Shared Voting Power
     Each Reporting                    0
     Person With              (7)  Sole Dispositive Power
                                   None
                              (8)  Shared Dispositive Power
                                       0

(9)  Aggregate Amount Beneficially Owned by Each Reporting Person
         0

(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares
     (See Instructions)       / /

(11) Percent of Class Represented by Amount in Row (9)
         0

(12) Type of Reporting Person (See Instructions)

     H.C.
                                                                     9   OF   24
                                                                  -----    -----
CUSIP No. 480212109
                  13G

(1)  Names of Reporting Persons.
     S.S. or I.R.S. Identification Nos. of Above Persons

          INVESCO Funds Group, Inc.
          No. S.S. or I.R.S. Identification Number

(2)  Check the Appropriate Box if a Member of a Group (See Instructions)
                        (a)  / /
                        (b)  /X/

(3)  SEC Use Only

(4)  Citizenship or Place of Organization

     England

     Number of Shares         (5)  Sole Voting Power
     Beneficially                  None
     Owned by                 (6)  Shared Voting Power
     Each Reporting                    0
     Person With              (7)  Sole Dispositive Power
                                   None
                              (8)  Shared Dispositive Power
                                       0

(9)  Aggregate Amount Beneficially Owned by Each Reporting Person
         0

(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares
     (See Instructions)       / /

(11) Percent of Class Represented by Amount in Row (9)
         0

(12) Type of Reporting Person (See Instructions)

     H.C.
                                                                    10   OF   24
                                                                  -----    -----
CUSIP No. 480212109
                  13G

(1)  Names of Reporting Persons.
     S.S. or I.R.S. Identification Nos. of Above Persons

          INVESCO Management & Research, Inc.
          No. S.S. or I.R.S. Identification Number

(2)  Check the Appropriate Box if a Member of a Group (See Instructions)
                        (a)  / /
                        (b)  /X/

(3)  SEC Use Only

(4)  Citizenship or Place of Organization

     England

     Number of Shares         (5)  Sole Voting Power
     Beneficially                  None
     Owned by                 (6)  Shared Voting Power
     Each Reporting                    0
     Person With              (7)  Sole Dispositive Power
                                   None
                              (8)  Shared Dispositive Power
                                       0

(9)  Aggregate Amount Beneficially Owned by Each Reporting Person
         0

(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares
     (See Instructions)       / /

(11) Percent of Class Represented by Amount in Row (9)
         0

(12) Type of Reporting Person (See Instructions)

     H.C.
                                                                    11   OF   24
                                                                  -----    -----
CUSIP No. 480212109
                  13G

(1)  Names of Reporting Persons.
     S.S. or I.R.S. Identification Nos. of Above Persons

          INVESCO Realty Advisers, Inc.
          No. S.S. or I.R.S. Identification Number

(2)  Check the Appropriate Box if a Member of a Group (See Instructions)
                        (a)  / /
                        (b)  /X/

(3)  SEC Use Only

(4)  Citizenship or Place of Organization

     England

     Number of Shares         (5)  Sole Voting Power
     Beneficially                  None
     Owned by                 (6)  Shared Voting Power
     Each Reporting                    0
     Person With              (7)  Sole Dispositive Power
                                   None
                              (8)  Shared Dispositive Power
                                       0

(9)  Aggregate Amount Beneficially Owned by Each Reporting Person
         0

(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares
     (See Instructions)       / /

(11) Percent of Class Represented by Amount in Row (9)
         0

(12) Type of Reporting Person (See Instructions)

     H.C.

                                                                    12   OF   24
                                                                  -----    -----
CUSIP No. 480212109
                  13G

(1)  Names of Reporting Persons.
     S.S. or I.R.S. Identification Nos. of Above Persons

          INVESCO (NY) Asset Management, Inc.
          No. S.S. or I.R.S. Identification Number

(2)  Check the Appropriate Box if a Member of a Group (See Instructions)
                        (a)  / /
                        (b)  /X/

(3)  SEC Use Only

(4)  Citizenship or Place of Organization

     England

     Number of Shares         (5)  Sole Voting Power
     Beneficially                  None
     Owned by                 (6)  Shared Voting Power
     Each Reporting                    0
     Person With              (7)  Sole Dispositive Power
                                   None
                              (8)  Shared Dispositive Power
                                       0

(9)  Aggregate Amount Beneficially Owned by Each Reporting Person
         0

(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares
     (See Instructions)       / /

(11) Percent of Class Represented by Amount in Row (9)
         0

(12) Type of Reporting Person (See Instructions)

     H.C.



                                                                    13   OF   24
                                                                  -----    -----

ITEM 1 (A)  NAME OF ISSUER:
         Jones Medical Industries, Inc.

ITEM 1 (B)  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
          1945 Craig Rd.
          Saint Louis, MO 63146

ITEM 2 (A)  NAME OF PERSON(S) FILING:

          AMVESCAP PLC

ITEM 2(B)  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

          11 Devonshire Square          1315 Peachtree Street, N.W.
          London EC2M 4YR               Atlanta, Georgia  30309
          England

ITEM 2 (C)  CITIZENSHIP:

          Organized under the laws of England

ITEM 2 (D)  TITLE OF CLASS OF SECURITIES

          Common Stock

ITEM 2 (E)  CUSIP NUMBER:   480212109

ITEM 3 IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B) OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

(a)  / /  Broker or Dealer registered under Section 15 of the Act.
(b)  / /  Bank as defined in Section 3(a)(6) of the Act.
(c)  / /  Insurance Company as defined in Section 3(a)(19) of the Act.
(d) / / Investment Company registered under Section 8 of the Investment Company Act.
(e) / / Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940.
(f) / / Employee Benefit Plan, Pension Fund which is subject to provisions of Employee Retirement Income Security Act of 1974 or Endowment Fund;
          see Rule 13d-1(b)(1)(ii)(F).
(g)  /X/  Parent Holding Company in accordance with Rule 13d-1(b)(ii)(G).
(h)  / /  Group, in accordance with Rule 13d-1(b)(1)(ii)(H).
                                                                    14   OF   24
                                                                  -----    -----
ITEM 4  (A) - (C)  OWNERSHIP:
The information in items 1 and 5-11 on the cover pages (pp 2-6) of this statement on Schedule 13G is hereby incorporated by reference.

The reporting persons expressly declare that the filing of this statement on
Schedule 13G shall not be construed as an admission that they are, for the purposes of Section 13(d) or 13(g) of the Securities and Exchange Act of 1934, the beneficial owners of any securities covered by this statement.

ITEM 5    OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS      / /
Not Applicable

ITEM 6    OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON
The reporting persons hold the securities covered by this report on behalf of other persons who have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of such securities. The interest of any such persons does not exceed 5% of the class of securities.
ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARIES WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

 X         AVZ, Inc. - holding company in accordance with
-----      Rule 13d-1(b)(ii)(G)
X  AIM Management Group Inc. - holding company in accordance with Rule
-----      13d-1(b)(ii)(G)
 X         AMVESCAP Group Services, Inc. - holding company in accordance with
-----      Rule 13d 1(b)(ii)(G)
 X         INVESCO, Inc. - holding company in accordance with Rule
-----      13d-1(b)(ii)(G)
 X         INVESCO North American Holdings, Inc. - holding company also
-----      in accordance with Rule 13d-1(b)(ii)(G)
  INVESCO Capital Management, Inc. - investment adviser registered under
-----      Section 203 of the Investment Advisers Act of 1940.
X   INVESCO Funds Group, Inc. - investment adviser registered under
-----      Section 203 of the Investment Advisers Act of 1940.
   INVESCO Management & Research, Inc. - investment adviser
-----      registered under Section 203 of the Investment Advisers Act of 1940.
   INVESCO Realty Advisors, Inc. - investment adviser
-----      registered under Section 203 of the Investment Advisers Act of 1940
 INVESCO (NY) Asset Management, Inc. - holding company in
-----      accordance with Rule 13d-1(b)(ii)(G)
           INVESCO MIM Management Limited -  investment adviser  organized
-----      in England.
           INVESCO Asset Management Limited - investment adviser  organized in
-----      England.

Subsidiaries not indicated with (X) have acquired no shares of security being reported on.

ITEM 8 IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF A GROUP.
Not applicable.

ITEM 9 NOTICE OF DISSOLUTION OF GROUP.
Not applicable.
                                                                    15   OF   24
                                                                  -----    -----

ITEM 10  CERTIFICATION:

By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

SIGNATURE


After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


---------------------------------
 (Date)

/s/ Michael Perman
---------------------------------
Michael Perman,
as Company Secretary for
AMVESCAP PLC
                                                                     16  OF   24
                                                                  -----    -----

ITEM 10  CERTIFICATION:

By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

SIGNATURE


After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



---------------------------------
(Date)

/s/ David A. Hartley
---------------------------------
David A. Hartley, as Company Secretary for each
AVZ, Inc. and
AMVESCAP Group Services, Inc.
                                                                    17   OF   24
                                                                  -----    -----

ITEM 10  CERTIFICATION:

By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

SIGNATURE


After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



---------------------------------
(Date)

/s/ Carol F. Relihan
---------------------------------
Carol F. Relihan
Vice President, Secretary and General Counsel
A I M Management Group Inc.

                                                                     18  OF   24
                                                                  -----    -----

ITEM 10  CERTIFICATION:

By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

SIGNATURE


After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



---------------------------------
(Date)

/s/ Deborah A. Lamb
---------------------------------
Deborah A. Lamb, Director of Compliance
INVESCO, Inc.
                                                                     19  OF   24
                                                                  -----    -----

ITEM 10  CERTIFICATION:

By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

SIGNATURE


After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



---------------------------------
(Date)

/s/ Frank J. Keeler
---------------------------------
Frank J. Keeler, Secretary
INVESCO North American Holdings, Inc.
                                                                    20   OF   24
                                                                  -----    -----

ITEM 10  CERTIFICATION:

By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

SIGNATURE


After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



---------------------------------
(Date)

/s/ Deborah A. Lamb
---------------------------------
Deborah A. Lamb, Director of Compliance
INVESCO Capital Management, Inc.
                                                                    21   OF   24
                                                                  -----    -----

ITEM 10  CERTIFICATION:

By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

SIGNATURE


After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



---------------------------------
(Date)

/s/ Glen Payne
---------------------------------
Glen Payne, Sr. Vice President and General Counsel
INVESCO Funds Group, Inc.

                                                                    22   OF   24
                                                                  -----    -----

ITEM 10  CERTIFICATION:

By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

SIGNATURE


After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



---------------------------------
(Date)

/s/ Deborah A. Lamb
---------------------------------
Deborah A. Lamb, Assistant Secretary
INVESCO Management & Research, Inc.
                                                                     23   OF  24
                                                                  -----    -----

ITEM 10  CERTIFICATION:

By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

SIGNATURE


After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



---------------------------------
(Date)

/s/ Deborah A. Lamb
---------------------------------
Deborah A. Lamb, Assistant Secretary
INVESCO Realty Advisers, Inc.

                                                                    24   OF   24
                                                                  -----    -----

ITEM 10  CERTIFICATION:

By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

SIGNATURE


After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



---------------------------------
(Date)

/s/ Roberta Moore
---------------------------------
Roberta Moore
INVESCO (NY) Asset Management, Inc.